Exhibit 10.1

AMENDMENT AND Exchange AGREEMENT

This Amendment and Agreement (this “Agreement”) is dated effective as of August 21, 2025, by and between INVO FERTILITY, INC. (the “Company”), and FIVE NARROW LANE LP (the “Holder”, and together with the Company, the “Parties”).

W I T N E S S E T H:

WHEREAS, on October 11, 2024, the Company issued to the Holder (i) a senior secured convertible promissory debenture due December 11, 2025, bearing interest at 7% per annum in the principal amount of $3,934,146 (the “Debenture”), (ii) shares of Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred Stock”), pursuant to that certain Certificate of Designations for the Series C-1 Convertible Preferred Stock (the “Series C-1 Certificate of Designations”), and (iii) shares of Series C-2 Convertible Preferred Stock (the “Series C-2 Preferred Stock”), pursuant to that certain Certificate of Designations for the Series C-2 Convertible Preferred Stock (the “Series C-2 Certificate of Designations”), in each case, pursuant to the terms and conditions of (i) the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company (formerly known as INVO Bioscience, Inc.), NAYA Therapeutics Inc. (formerly known as NAYA Biosciences, Inc.), a Delaware corporation (“Private NAYA”), and INVO Merger Sub, Inc. (“Merger Sub”), a Delaware corporation, pursuant to which Merger Sub merged with and into Private NAYA, with Private NAYA continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”) and (ii) the Joinder Agreement of even date therewith, between the Company and the Holder, pursuant to that certain Securities Purchase Agreement, dated as of January 3, 2024, between the Holder and Private NAYA (the “Securities Purchase Agreement”);

WHEREAS, the Holder purchased 100.0% of the Debentures based on the initial subscription amount;

WHEREAS, on May 23, 2025, the Company and the Holder exchanged the Debenture for an Amended and Restated Senior Secured Convertible Debenture Due February 11, 2026 (the “Amended and Restated Debenture”);

WHEREAS, pursuant to Section 10(e) of the Amended and Restated Debenture, the Amended and Restated Debenture may be amended or modified pursuant to an agreement in writing entered into by and between the Company and the Holder;

WHEREAS, in connection with the foregoing, the Company and the Holder agree to exchange the Amended and Restated Debenture for a Second Amended and Restated Senior Secured Convertible Debenture Due February 11, 2026 (the “Second Amended and Restated Debenture”) in the form attached hereto as Exhibit A to (i) decrease the outstanding principal amount of the Second Amended and Restated Debenture to $1,751,343.75, (ii) remove provisions related to Monthly Redemption Amounts, and (iii) make other changes mutually agreed to between the parties;

WHEREAS, the Holder and the Company desire to exchange $1,300,000 of the outstanding principal amount of the Amended and Restated Debenture for AIR Preferred Shares with aggregate stated value of $1,300,000, as described below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder hereby agree as follows:

Article I

AMENDMENT AND EXCHANGE

Section 1.01. Recitals. The Parties agree that the Recitals set forth above are true and correct and are incorporated into this Agreement by this reference.

Section 1.02. Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Securities Purchase Agreement.

Section 1.03. Amended and Restated Debenture. Subject to the terms and conditions set forth herein, on the Effective Date, the Parties agree to exchange the Amended and Restated Debenture for the Second Amended and Restated Debenture in the form attached hereto as Exhibit A.

Section 1.04. Exchange. In consideration of the foregoing amendments to the Amended and Restated Debenture, the Company and the Holder hereby agree to reduce the outstanding principal amount of the Second Amended and Restated Debenture by $1,300,000 in exchange for receipt of AIR Preferred Shares with aggregated stated value of $1,300,000 (such transaction, the “Exchange”).

Section 1.05. Closing of the Exchange. The Exchange shall take place promptly following execution and delivery of this Agreement by each Party hereto to each other Party (the “Effective Date”).

Section 1.06. Consideration. In consideration of the foregoing, the Company hereby agrees to issue 325 shares of additional Series C-2 Preferred Stock (in addition to any shares of Series C-2 Preferred Stock issued pursuant to Section 1.04 hereof) to the Holder promptly following the date hereof.

Section 1.07. Company Representations. The Company represents, warrants and covenants to the Holder that the following statements are true and correct as of the date of this Agreement and the Effective Date:

(a) The Company has the entity power and authority to enter into and perform its obligations under this Agreement and the Exchange. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Exchange have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Exchange. When executed and delivered, this Agreement will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors’ rights generally and by general principals of equity.

(b) The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, will not constitute a violation or breach of any term or provision of, or result in the creation of any encumbrance, lien, charge or other restriction under any agreement to which the Company is a party or by which the Company is bound.

(c) (i) The Company has no knowledge of any facts or circumstances which lead the Company to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within 90 days after the date hereof, (ii) other than as described on Schedule I hereto, the Company is not currently engaged in any discussions with third parties regarding a sale of the business and assets of the Company or any subsidiary and the Company is not a party to any letter of intent, term sheet, purchase agreement or other binding or non-binding agreement or document relating to a sale of the assets and business (including by merger, share exchange or a sale of shares) of the Company or any subsidiary, and (ii) no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that a reasonable investor would consider important in making a decision to buy or sell securities of the Company which has not been disclosed to the Holder.

(d) Other than the defaults previously described in that certain Amendment and Exchange Agreement, dated as of May 23, 2025, between the Company and the Holder, there has not been any Event of Default under the Debenture.

(e) Upon issuance pursuant to the terms of the Series C-2 Certificate of Designations, the AIR Preferred Shares and the shares of common stock of the Company issuable upon conversion of such AIR Preferred Shares will, in each case, be duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

(f) The Company acknowledges and agrees that this Agreement shall constitute a Transaction Document pursuant to the Amended and Restated Debenture, including, in each case, without limitation, Section 9(a) thereof.

Section 1.08. Holder’s Representations. The Holder represents and warrants to the Company that the following statements are true and correct as of the date of this Agreement and the Effective Date: The Holder has the requisite entity power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out Holder’s obligations hereunder. The Holder has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding agreement of the Holder, enforceable in accordance with its terms.

Section 1.09. Further Assurances. The Parties agree to sign and deliver such other agreements and instruments, and to do such other acts, as may be reasonably required to carry out the intent and purposes of this Agreement.

Article II

GENERAL PROVISIONS

Section 2.01. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, representatives, successors and assigns.

Section 2.02. Severability. The Company and Holder intend and believe that each provision in this Agreement comports with all applicable local, state or federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Agreement is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision or public policy, and if such court should declare such portion, provision or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of the Company and Holder that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein and that the rights, obligations and interests of the Company and Holder under the remainder of this Agreement shall continue in full force and effect.

Section 2.03. Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mail, facsimile or other electronic means shall be effective as a delivery of a manually executed counterpart of this Agreement.

Section 2.04. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE UNITED STATES FEDERAL LAW.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first written above.

COMPANY:

INVO FERTILITY, INC.,
a Nevada corporation

By:
Steven Shum
Chief Executive Officer

HOLDER:

FIVE NARROW LANE LP
a Delaware York limited partnership

By:
Joseph Hammer
General Partner

EXHIBIT A

[FORM OF SECOND AMENDED AND RESTATED DEBENTURE]